Exhibit 23.1

Consent

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 5, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, FL

July 5, 2012